Exhibit 99.2

RULES OF THE TAKEDA PHARMACEUTICAL COMPANY LIMITED EMPLOYEE STOCK PURCHASE PLAN As Amended as of April 1, 2023

RULES OF THE TAKEDA PHARMACEUTICAL COMPANY LIMITED
EMPLOYEE STOCK PURCHASE PLAN

RULES OF THE TAKEDA PHARMACEUTICAL COMPANY LIMITED
EMPLOYEE STOCK PURCHASE PLAN
1.Introduction
1.1Purpose
The purpose of the Rules of the Takeda Pharmaceutical Company Limited Employee Stock Purchase Plan (the "Takeda ESPP") is to provide Eligible Employees of Participating Group Companies employed outside of Japan with the opportunity to acquire a proprietary interest in the Company in the form of American Depositary Shares.
1.2Effective Date and Term
The Takeda ESPP is effective as of July 1, 2020, and shall continue in effect for a term of 10 years unless otherwise terminated sooner.
2.Definitions
For purposes of the Takeda ESPP, the following terms shall have the meanings set forth below:
"Administrator" means Equatex U.S. Inc., an Authorized Officer and/or any other authorized person(s) or service provider(s) designated by the Committee, in the exercise of its sole discretion and to the extent permitted under the Companies Act and any other applicable laws, to operate, administer and interpret the Takeda ESPP.
"American Depositary Share" means an American depositary share of the Company as listed and traded on the NYSE, each representing ½ of one (1) share of Common Stock and being evidenced by an American depositary receipt.
"Authorized Officer" means the Company's Chief Executive Officer, Chief Human Resources Officer, or any other executive officer of the Company designated by the Committee.
"Board" means the Company's Board of Directors.
"Business Day" means any day on which the NYSE is open for the transaction of business.
"Change of Control" means (a) the Company coming under the control of another unrelated entity as a result of an offer to all Company shareholders to acquire all of the outstanding shares of Common Stock (other than any shares of Common Stock held by the unrelated entity making the offer and any entities acting together with it), and (b) a subsidiary or other affiliate of the Company that directly employs a Participant ceasing to be under the control of the Company. For purposes of the foregoing, "control" means, in relation to any entity, the power of that entity to secure that the affairs of a body corporate are conducted in accordance with that entity's wishes whether by the holding of shares, the possession of voting power, or by means of powers conferred by the corporate constitution or other document regulating the affairs of than or any other body corporate.
"Committee" means the Company's Business & Sustainability Committee or any other committee of the Company designated by the Board to the extent permitted under the Companies Act and any other applicable laws.
"Common Stock" means the common stock of the Company as listed and traded on the TSE, and all rights appurtenant thereto.
"Company" means Takeda Pharmaceutical Company Limited, a company registered in Japan.
"Companies Act" means the Companies Act of Japan (Act No. 86 of 2005), as amended.

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"Compensation" means a Participant's base salary or base hourly wages, as applicable, as determined by the applicable Participating Group Company. For the sake of clarity, for a Participant on a bona fide leave of absence, "Compensation" includes any pay in lieu of the Participant's base salary or base hourly wages.
"Discount Percentage" means ten percent (10%) for Participants who are LTI Eligible and twenty percent (20%) for Participants who are not LTI Eligible.
"Eligible Employee" means an Employee of a Participating Group Company, as reflected in WorkDay or such other human resource information system utilized by the Company as of the eligibility cut-off date established by the Administrator for the applicable Enrollment Period.
"Employee" means any person who is treated as a permanent employee (whether full-time or part-time) of a Participating Group Company as determined under local laws, rules and regulations and who is employed outside of Japan. For purposes of the Takeda ESPP, a Participant will cease to be an Employee either upon an actual termination of employment (for any reason) or upon the Participating Group Company employing the employee ceasing to be a Participating Group Company. For purposes of the Takeda ESPP and for the sake of clarity, a person will not cease to be an Employee while such person is on any military leave, sick leave, statutory leave (as determined under local law) or other bona fide leave of absence approved by the applicable Participating Group Company. Each applicable Participating Group Company shall determine in good faith and in the exercise of its discretion whether a person has become or has ceased to be an Employee and the effective date of such person's employment or termination of employment, as the case may be. For purposes of a person's participation in or other rights, if any, under the Takeda ESPP as of the time of the applicable Participating Group Company's determination, all such determinations shall be final, binding and conclusive, notwithstanding if any governmental agency subsequently makes a contrary determination.
"Enrollment Agreement" means the agreement in such written or electronic form as specified by the Administrator entered into between the Eligible Employee and the Company for each Offering Period providing the terms and conditions of the Purchase Right.
"Enrollment Period" means the period specified by the Administrator prior to each Offering Period during which Eligible Employees are permitted to enroll to participate in the Takeda ESPP for such Offering Period.
"Fair Market Value" means, as of any particular day, the closing trading price at which transactions in American Depositary Shares take place on the NYSE. If no price is reported for a particular date, "Fair Market Value" will be the closing trading price at which transactions in American Depositary Shares take place on the NYSE on the closest preceding Business Day for which such price is available unless otherwise determined by the Committee. If American Depositary Shares are no longer listed on the NYSE or another established market, the Fair Market Value will be determined in good faith by the Committee in its sole discretion.
"Takeda ESPP Account" means the account established with the Administrator for the purpose of holding the American Depositary Shares purchased under the Takeda ESPP for the Participant.
"Grant Date" means the first Business Day of each Offering Period.
"Group Company" means any company which, from time to time, is under the control of the Company.
"LTI Eligible" means a Participant who, as of the start of an Enrollment Period for an Offering Period, is eligible to receive a long-term incentive compensation award under the Rules of the Takeda Pharmaceutical Company Limited Long Term Incentive Plan or any successor plan, as determined by the Committee in its sole discretion.
"NYSE" means the New York Stock Exchange.

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"Offering Period" means, except as may be otherwise established by the Committee in its sole discretion, each six month period commencing in April and October of each calendar year. For the sake of clarity, the first Offering Period under the Takeda ESPP shall commence on October 1, 2020.
"Participant" means an Eligible Employee who elects to participate in the Takeda ESPP and is granted a Purchase Right.
"Participant Contributions" means the amount of Compensation a Participant has agreed to contribute to the Takeda ESPP (via after-tax payroll deductions) to purchase American Depositary Shares, or such other contributions as may be permitted by the Administrator in instances where a Participant is on an approved leave of absence.
"Participating Group Company" means any Group Company established outside of Japan and designated by the Committee to offer participation in the Takeda ESPP to its employees, as reflected in Appendix A, and as amended from time to time at the sole discretion of the Committee.
"Purchase Date" means a day within three (3) Business Days of the last day of an Offering Period, as determined by the Administrator.
"Purchase Price" means, for each Offering Period, the Discount Percentage applicable to the Participant multiplied by the Fair Market Value of an American Depositary Share on the applicable Purchase Date.
"Purchase Right" means a right granted under the Takeda ESPP to purchase American Depositary Shares.
"TSE" means the Tokyo Stock Exchange.
"WorkDay" means the Company's human resource information system.
3.Eligibility
An Employee may elect to participate in the Takeda ESPP as of the first Offering Period on which such person becomes an Eligible Employee by complying with the enrollment procedures set forth in Section 4.
4.Enrollment
4.1Manner of Enrollment
An Eligible Employee may enroll in the Takeda ESPP and become a Participant in an Offering Period by submitting a properly completed Enrollment Agreement to the Administrator during the Enrollment Period and completing such additional enrollment procedures as may be required. The Administrator shall establish enrollment procedures for the submission of such Enrollment Agreements using written and/or electronic election forms and shall communicate such procedures to all Eligible Employees. An Eligible Employee who does not timely submit a properly completed Enrollment Agreement to the Administrator during the Enrollment Period for an Offering Period and does not complete such additional enrollment procedures as may be required shall not participate in the Takeda ESPP for that Offering Period. For the sake of clarity, a Participant must enroll separately for each Offering Period provided under the Takeda ESPP in accordance with the procedures established herein.
4.2Participant Contribution via Payroll Deductions
Except as provided in Section 4.7 below, American Depositary Shares acquired under the Takeda ESPP may be paid for only by means of Participant Contributions from a Participant's Compensation accumulated during the Offering Period. Participant Contributions shall commence on the first pay day of each Offering Period and shall continue to be deducted each pay day through the end of the Offering Period, unless as otherwise determined herein.

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4.3Amount of Participant Contributions
An Eligible Employee who elects to enroll in the Takeda ESPP as a Participant shall designate in the Enrollment Agreement a fixed amount (in local currency) of his or her Compensation to be deducted each pay period during the Offering Period on an after-tax basis and paid into the Takeda ESPP for the purchase of American Depositary Shares. The minimum amount of a Participant's Participant Contributions for each pay period shall be the local currency equivalent (as determined by the Administrator prior to the applicable Offering Period) of Fifteen U.S. Dollars (USD 15.00), and the maximum amount of a Participant's Participant Contributions for each Offering Period shall be the local currency equivalent (as determined by the Administrator prior to the applicable Offering Period) of USD 7,500 (subject to such further limitations as provided in the Takeda ESPP). Notwithstanding the foregoing, the Committee may change the Participant Contribution limits for any future Offering Period and may, for the sake of clarity, establish the Participant Contribution limits as a percentage of a Participant's Compensation (rather than as a fixed amount).
4.4No Interest on Participant Contributions
Except as may be otherwise determined by the Committee or required pursuant to applicable law, interest shall not be paid on a Participant's Participant Contributions to the Takeda ESPP for the purchase of American Depositary Shares.
4.5No Changes to Participant Contributions
Except as may be otherwise determined by the Administrator or required pursuant to applicable law, a Participant may not elect to change the amount of Participant Contributions during an Offering Period.
4.6Suspension of Participant Contributions
The Administrator may, in its sole discretion, suspend a Participant's Participant Contributions under the Takeda ESPP as it deems advisable in order to comply with the various limitations provided in the Takeda ESPP.
4.7Prohibition on Participant Contributions via Payroll Deductions
The payroll deduction provisions applicable to Participant Contributions hereunder shall not apply to Participants employed in countries where payroll deductions are prohibited under local law. Such Participants shall be permitted to make Participant Contributions to the Takeda ESPP for the purchase of American Depositary Shares through such other form(s) of contribution as may be designated by the Committee and permitted under local law, and which are specified under an applicable Sub-Plan.
4.8Employee Trust
The Company and any Participating Group Company may provide Participant Contributions and other monies contributed by the Company and/or Participating Group Company to a trust or other third party independent vehicle established for purposes of the Takeda ESPP (an "Employee Trust") to acquire American Depositary Shares for the purposes of the Takeda ESPP, or enter into any guarantee or indemnity for those purposes, to the extent permitted by applicable law.
4.9Bookkeeping Accounts for Participant Contributions
Individual bookkeeping accounts shall be maintained for each Participant to reflect the Participant Contributions to the Takeda ESPP for the purchase of American Depositary Shares by such Participant. All Participant Contributions to the Takeda ESPP shall be deposited with the general funds of the Company or the applicable Participating Group Company, and may be used by the Company or the applicable Participating Group Company for any corporate purpose. Notwithstanding the foregoing, to the extent required under local law, the Participant Contributions to the Takeda ESPP for the purchase of American Depositary Shares by Participants shall be held in a segregated bank account and shall not be commingled with the general funds of the Company or the applicable Participating Group Company. Until American Depositary Shares are deposited into each Participant's Takeda ESPP Account following the Purchase Date, Participants only shall have the rights of an unsecured creditor,

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although Participants in specified Offering Periods may have additional rights where required under local law, as determined by the Administrator.
4.10Currency Conversion
For Participants paid in currencies other than U.S. dollars, the exchange rate for determining the currency conversion of Participant Contributions from local currency to U.S. dollars shall be based on a spot rate five (5) business days prior to the end of the Offering Period (or such other period as the Administrator may determine in its sole discretion). Further, the timing and manner of the conversion of Participant Contributions from local currency to U.S. dollars shall be determined by the Administrator in its sole discretion. In this regard, such determination can be made on a country-by-country basis or by reference to any other criteria which the Administrator deems relevant.
5.Grant of Purchase Rights
5.1General
On each Grant Date, the Company shall grant to each Participant a Purchase Right under the Takeda ESPP to purchase American Depositary Shares.
5.2Term of Purchase Right
Each Purchase Right shall have a term equal to the length of the Offering Period to which the Purchase Right relates, and each unexercised Purchase Right shall expire on the last day of the Offering Period.
5.3Number of American Depositary Shares Subject to a Purchase Right
On the Grant Date for each Offering Period, each Participant shall be granted a Purchase Right to purchase for such Offering Period (at the applicable Purchase Price) up to a maximum number of American Depositary Shares determined by dividing such Participant's Participant Contributions for such Offering Period by the applicable Purchase Price for the Offering Period.
5.4Transferability
Participant Contributions and any rights with regard to the purchase of American Depositary Shares pursuant to a Purchase Right granted under the Takeda ESPP may not be assigned, alienated, pledged, attached, sold or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as otherwise determined in the Takeda ESPP) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.
6.Exercise of Purchase Rights and Purchase of American Depositary Shares
6.1Exercise of Purchase Right
The Purchase Right for each Participant automatically shall be exercised on each Purchase Date and such Participant automatically shall acquire the number of whole American Depositary Shares determined by dividing (a) the total amount of the Participant's Participant Contributions accumulated during the Offering Period, by (b) the applicable Purchase Price for the Participant. Any unused Participant Contributions of a Participant following any Purchase Date shall be refunded, without interest, to the Participant as soon as reasonably practicable. For the sake of clarity, the Administrator will or will have its clearing broker independently of the Company and the Participating Group Companies process the purchase of American Depositary Shares in the open market without undue delay, using best execution principles, when the Purchase Right for each Participant is automatically exercised on each Purchase Date.

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6.2Oversubscription
In connection with each Offering Period made under the Takeda ESPP, the Committee may specify a maximum aggregate number of American Depositary Shares that may be purchased by all Participants pursuant to such Offering Period. If the aggregate purchase of American Depositary Shares issuable upon exercise of Purchase Rights granted under the Offering Period would exceed any such maximum aggregate number, then, in the absence of any Committee action otherwise, a pro rata (based on each Participant's accumulated Participant Contributions for such Offering Period) allocation of the American Depositary Shares available will be made in as nearly a uniform manner as will be practicable and equitable.
6.3Delivery of American Depositary Shares to Takeda ESPP Accounts
As soon as reasonably practicable after each Purchase Date, the Administrator shall deliver the whole number of American Depositary Shares acquired by the Participant on such Purchase Date to the Participant's Takeda ESPP Account. When the Administrator has delivered the whole number of American Depositary Shares acquired by the Participant to the Participant's Takeda ESPP Account, the Participant will be considered the beneficial owner of the American Depositary Shares held therein. For the sake of clarity, at no time will the Company or the Participating Group Companies have actual or beneficial ownership rights (including voting rights and the right to receive dividends) to the American Depositary Shares acquired by the Participant and held in the Participant's Takeda ESPP Account.
6.4Dividends; No Dividend Reinvestment
Any dividends paid on the American Depositary Shares acquired under the Takeda ESPP (and credited to the Participant's Takeda ESPP Account by the Administrator with an effective date on or before the applicable ex-dividend date) shall be credited to the Participant's Takeda ESPP Account. [Note to Equity Comp: Please confirm whether you want the option here to amend given you have mentioned that the dividend adds a layer of complexity administratively.]
6.5Tax Withholding
At the time a Participant's Purchase Right is exercised or at the time a Participant disposes of some or all of the American Depositary Shares the Participant acquired under the Takeda ESPP, the Participant shall make adequate provision for the tax withholding obligations of the Company or the applicable Participating Group Company that arise upon exercise of the Purchase Right or upon such disposition of the American Depositary Shares, if any, in accordance with such procedures and withholding methods as may be established by the Administrator in its sole discretion. The Company or the applicable Participating Group Company may, but shall not be obligated to, withhold the amount necessary to meet any such withholding obligations from any compensation or other amounts payable to the Participant, or may require the Participant to personally make a payment to the Company or the applicable Participating Group Company equal to the required tax withholding amount in instances where a Participant is on an approved leave of absence.
6.6Expiration of Purchase Right
Any portion of a Participant's Purchase Right remaining unexercised at the end of the Offering Period to which the Purchase Right relates shall expire immediately upon the end of such Offering Period.

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6.7Reports to Participants
Each Participant who has exercised all or part of his or her Purchase Right shall receive, as soon as reasonably practicable after the Purchase Date, a report of such Participant's Takeda ESPP Account setting forth the total Participant Contributions accumulated prior to such exercise, the number of American Depositary Shares purchased, the Purchase Price for such American Depositary Shares, the applicable Purchase Date and the cash balance, if any, remaining immediately after such purchase that is to be refunded to the Participant. The report may be delivered in such form and by such means, including by electronic transmission, as the Administrator may determine.
6.8No Required Holding Period
Except as may be otherwise determined by the Committee, any American Depositary Shares purchased by a Participant pursuant to the Takeda ESPP shall not be subject to any required holding period before a Participant may sell or otherwise dispose of such American Depositary Shares at the Participant's sole discretion.
6.9Clawback/Recoupment Policy
Notwithstanding anything contained herein to the contrary, all American Depositary Shares acquired pursuant to the Takeda ESPP shall be and remain subject to any incentive compensation clawback or recoupment policy of the Company currently in effect or as may be adopted by the Company and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Participant.
7.Termination of Employment
7.1In General
Except as may be otherwise determined by the Committee or required pursuant to applicable law, in the event that (a) the employment of a Participant terminates for any reason during an Offering Period, except in the case of a transfer of employment addressed in Section 7.2 below, or (b) a Participant ceases to be an Eligible Employee during an Offering Period, the Participant's participation in the Takeda ESPP and any rights thereunder shall terminate immediately and thereupon, automatically and without any further act on his or her part, such Participant's Participant Contribution authorization shall terminate. Any Participant Contributions credited to the Participant that have not yet been applied towards the purchase of American Depositary Shares shall, as soon as reasonably practicable following such termination of employment, be returned to the Participant (without interest, unless otherwise required under applicable law).
7.2Transfer of Employment
Except as may be otherwise determined by the Committee:
7.2.1if a Participant transfers employment from a Participating Group Company to a non-Participating Group Company during any Offering Period, (a) the Participant's Contributions shall cease as of the date of the Participant's transfer, (b) any accumulated Contributions shall be refunded as soon as reasonably practicable by the Participating Group Company, and (c) the Participant's participation in the Takeda ESPP shall terminate.
7.2.2If a Participant transfers employment from one Participating Group Company to another Participating Group Company within the same country during an Offering Period, the Participant shall continue participation in the Offering Period on an uninterrupted basis.
7.2.3If a Participant transfers employment from a Participating Group Company in one country to another Participating Group Company in another country during an Offering Period, (a) the Participant's Contributions shall cease as of the date of the Participant's transfer, and (b) any accumulated Contributions shall be used to purchase American Depositary Shares on the applicable Purchase Date.

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7.3No Voluntary Withdrawal
Except as may be otherwise determined by the Administrator or required pursuant to applicable law, a Participant may not voluntarily withdraw from the Takeda ESPP during any Offering Period.
7.4Administrative Costs for Takeda ESPP Accounts of Terminated Participants
Responsibility for payment of administrative costs to maintain a terminated Participant's Takeda ESPP Account may be transferred from the Company to the terminated Participant, as determined by the Administrator from time to time.
8.Administration of the Takeda ESPP
8.1General
The Takeda ESPP will be administered by the Committee. The Committee is vested with full authority to administer, interpret and make rules regarding the operation, administration and oversight of the Takeda ESPP, as well as the authority to designate any Group Company as a Participating Group Company for purposes of the Takeda ESPP. The Committee shall have the authority to interpret the Takeda ESPP as it may deem advisable and to make determinations that shall be final, binding and conclusive upon all persons. Subject to the provisions of the Takeda ESPP, the Committee shall determine all of the relevant terms and conditions of any rights under the Takeda ESPP, including (but not limited to) the Offering Period, the Discount Percentage, and any limitations on the amount of Participant Contributions or the number of American Depositary Shares that may be acquired during any Offering Period. The Board, the Committee and the Administrator shall not be liable for any action or determination made in good faith with respect to the Takeda ESPP. All expenses incurred in connection with the operation and administration of the Takeda ESPP shall be paid by the Company.
8.2Delegation of Authority
The Committee may delegate some of its power and authority hereunder to the Administrator or an Authorized Officer as the Committee deems appropriate and to the extent permitted under the Companies Act and any other applicable laws. The Committee may delegate other of its administrative powers under the Takeda ESPP to the extent permitted under the Companies Act and any other applicable laws. References to the "Committee" in the Takeda LTIP shall include any party to whom authority is duly delegated in accordance with this Section 8.2.
8.3Policies and Procedures
To the extent not inconsistent with the Takeda ESPP, the Committee may authorize and establish such rules and regulations as it may determine to be advisable to make the Takeda ESPP effective or to provide for its operation and administration, and may take such other action with regard to the Takeda ESPP as it shall deem advisable to effectuate its purpose.
8.4Sub-Plans of the Takeda ESPP
The Committee may, in its sole discretion, establish sub-plans of the Takeda ESPP for purposes of effectuating the participation of Eligible Employees employed in any country outside of Japan. For purposes of the foregoing, the Committee may establish one or more sub-plans to: (a) amend or vary the terms of the Takeda ESPP in order to conform such terms with the laws, rules and regulations of the country where a Participating Group Company is located; (b) amend or vary the terms of the Takeda ESPP in the country where a Participating Group Company is located as it considers necessary or desirable to take into account or to mitigate or reduce the burden of taxation and social insurance contributions for Participants or a Participating Group Company, or (c) amend or vary the terms of the Takeda ESPP in the country where a Participating Group Company is located as it considers necessary or desirable to meet the goals and objectives of the Takeda ESPP. Each sub-plan established pursuant to this Section 8.4 shall be reflected in a written appendix to the Takeda ESPP for each Participating Group Company in such country. To the extent not prohibited under applicable law, the Committee may delegate its

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authority and responsibilities under this Section 8.4 to an Authorized Officer as the Committee deems appropriate and to the extent permitted under the Companies Act and any other applicable laws.
9.Recapitalization, Reorganization and Change of Control
9.1Adjustments for Changes in Capital Structure
In the event of any stock dividend, extraordinary cash dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, or in the event of any merger (including a merger effected for the purpose of changing the Company's domicile), sale of assets, spin-off or other reorganization in which the Company is a party, appropriate adjustments shall be made to each Purchase Right and to the Purchase Price. If a majority of the shares of Common Stock are exchanged for, converted into, or otherwise become (whether or not pursuant to a Change of Control as described in Section 9.2 below) shares of another corporation, the Committee may unilaterally amend the outstanding Purchase Rights to provide that such Purchase Rights are exercisable for new shares of stock. In the event of any such amendment, the number and kind of shares of stock subject to, and the Purchase Price of, the outstanding Purchase Rights shall be adjusted in a fair and equitable manner, as determined by the Committee, in its sole discretion. In no event may the Purchase Price be decreased to an amount less than the par value, if any, of the stock subject to the Purchase Right. The adjustments determined by the Committee pursuant to this Section 9.1 shall be final, binding and conclusive. Notwithstanding the foregoing, upon the occurrence of any event covered under this Section 9.1, the Committee may, in its sole discretion, terminate the existing Offering Period and refund all accumulated and unused Participant Contributions to Participants.
9.2Change of Control
In the event of a Change of Control, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the "Acquiring Company"), may assume the Company's rights and obligations under the Takeda ESPP. If the Acquiring Company elects not to assume the Company's rights and obligations under outstanding Purchase Rights, the Committee may determine, in its sole discretion, to either (a) accelerate the Purchase Date of the then current Offering Period to a date before the date of the Change of Control, or (b) terminate the then current Offering Period and refund all Participant Contributions. All Purchase Rights that are neither assumed by the Acquiring Company in connection with the Change of Control nor exercised as of the date of the Change of Control shall terminate and cease to be outstanding effective as of the date of the Change of Control.
10.Amendment and Termination of Takeda ESPP
The Board or, to the extent permitted by applicable law, the Committee may amend, modify, suspend or terminate the Global ESPP as it shall deem advisable; provided, however, that no amendment to the Global ESPP shall be effective without the approval of the Company's stockholders if shareholder approval is required by applicable law, rule or regulation, and any rule of the TSE or NYSE, or any other stock exchange on which the American Depositary Shares are then traded; provided further, that no amendment may materially impair the rights of a Participant with respect to an outstanding Purchase Right without the consent of such Participant, unless such amendment is necessary or advisable to comply with applicable laws, as determined by the Board.

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11.Miscellaneous
11.1Securities Laws
The offer, issuance or sale of any American Depositary Shares under the Takeda ESPP shall not become effective (a) until the completion of all necessary procedures under the Companies Act, the Financial Instruments and Exchange Act and the Securities Act of 1933, as amended, as well as those under other Japanese and U.S. federal, state or non-U.S. laws, rules or regulations, or the requirements of any stock exchange upon which the American Depositary Shares may then be listed, as the Company or the Committee deems applicable, or (b) unless, in the opinion of legal counsel for the Company, there is an exemption from the requirements of such laws, rules, regulations, or requirements available for the offer, issuance, and sale of such American Depositary Shares. Further, all American Depositary Shares acquired pursuant to the Takeda ESPP shall be subject to the Company's policies concerning compliance with securities laws and regulations, as such policies may be amended from time to time. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company's legal counsel to be necessary to the lawful issuance and sale of any American Depositary Shares under the Takeda ESPP shall relieve the Company of any liability in respect of the failure to issue or sell such American Depositary Shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.
11.2No Rights to Employment
Nothing in the Takeda ESPP or any instrument executed pursuant hereto shall confer upon any Employee any right to continue in the employ of the Company or any Participating Group Company, nor shall anything in the Takeda ESPP affect the right of the Company or a Participating Group Company to terminate the employment of any Employee, with or without cause.
11.3Severability
If any particular provision of the Takeda ESPP is found to be invalid or otherwise unenforceable, such determination shall not affect the other provisions of the Takeda ESPP, but the Takeda ESPP shall be construed in all respects as if such invalid provision were omitted.
11.4Governing Law and Jurisdiction
The validity, interpretation and administration of the Takeda ESPP and of any rules, regulations, determinations or decisions made thereunder, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with the laws of Japan (regardless of the laws that might be applicable under principles of conflicts of laws). Without limiting the generality of the foregoing, the period within which any action in connection with the Takeda ESPP must be commenced shall be governed by the laws of Japan (regardless of the laws that might be applicable under principles of conflicts of laws), without regard to the place where the act or omission complained of took place, the residence of any party to such action or the place where the action may be brought.
11.5Headings
Headings are given to the Sections and subsections of the Takeda ESPP solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Takeda ESPP.
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APPENDIX A
Listing of Participating Group Companies - As of April 2023

Participating Group Company	Country of Incorporation	Commencement Date of Initial Offering Period
TAKEDA AUSTRIA GMBH AND AUSTRIAN SUBSIDIARIES	Austria	1 April 2021
TAKEDA PHARMA GES.M.B.H.	Austria	1 April 2021
TAKEDA MANUFACTURING AUSTRIA AG	Austria	1 April 2021
BAXALTA INNOVATIONS GMBH	Austria	1 April 2021
TAKEDA PHARMA LTDA.	Brazil	1 April 2021
TAKEDA DISTRIBUIDORA LTDA.	Brazil	1 April 2021
TAKEDA CANADA, INC.	Canada	1 October 2021
TAKEDA (CHINA) HOLDINGS COMPANY LIMITED	China	1 October 2021
TIANJIN TAKEDA PHARMACEUTICAL COMPANY LIMITED	China	1 October 2021
TAKEDA (CHINA) INTERNATIONAL TRADING COMPANY LIMITED	China	1 October 2021
TAKEDA PHARMACEUTICALS (CHINA) COMPANY LIMITED	China	1 October 2021
TAKEDA APAC BIOPHARMACEUTICAL R&D LTD	China	1 April 2021
TAKEDA FRANCE S.A.S.	France	1 October 2021
TAKEDA GMBH	Germany	1 April 2021
TAKEDA PHARMA VERTRIEB GMBH CO. KG	Germany	1 April 2021
TAKEDA PHARMACEUTICALS INTL AG IRELAND BRANCH	Ireland	1 April 2023
TAKEDA IRELAND LIMITED	Ireland	1 April 2023
SHIRE PHARMACEUTICAL SERVICES IRELAND LIMITED	Ireland	1 April 2023
SHIRE IRELAND FINANCE TRADING LTD	Ireland	1 April 2023
TAKEDA PRODUCTS IRELAND LIMITED	Ireland	1 April 2023
TAKEDA ITALIA S.P.A.	Italy	1 April 2021
TAKEDA MANUFACTURING ITALIA SPA. (FORMERLY BAXTER MANUFACTURING S.P.A.)	Italy	1 April 2021
TAKEDA PHARMA	Poland	1 April 2023
TAKEDA SCE	Poland	1 April 2023
TAKEDA DEVELOPMENT CENTER ASIA, PTE LTD	Singapore	1 October 2020
TAKEDA VACCINES PTE, LTD	Singapore	1 October 2020
TAKEDA PHARMACEUTICALS (ASIA PACIFIC) PTE LTD	Singapore	1 October 2020
TAKEDA PHARMACEUTICAL INTERNATIONAL AG (SINGAPORE BRANCH)	Singapore	1 October 2020

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CELL THERAPY TECH CENTER	Spain	1 April 2023
TAKEDA PHARMACEUTICAL SPAIN	Spain	1 April 2023
TAKEDA PHARMA AG	Switzerland	1 October 2020
TAKEDA PHARMACEUTICALS INTERNATIONAL AG	Switzerland	1 October 2020
BAXALTA MANUFACTURING SARL (NEUCHATEL)	Switzerland	1 October 2020
TAKEDA UK LTD.	United Kingdom	1 April 2021
TAKEDA INTERNATIONAL UK BRANCH	United Kingdom	1 April 2021
TAKEDA PHARMACEUTICALS U.S.A., INC.	United States of America	1 October 2020
TAKEDA PHARMACEUTICALS PUERTO RICO	United States of America	1 October 2020
TAKEDA PHARMACEUTICALS AMERICA, INC.	United States of America	1 October 2020
TAKEDA DEVELOPMENT CENTER AMERICAS, INC.	United States of America	1 October 2020
TAKEDA VACCINES, INC.	United States of America	1 October 2020
TAKEDA VENTURES, INC.	United States of America	1 October 2020
TAKEDA MANUFACTURING U.S.A., INC	United States of America	1 October 2020
SHIRE HUMAN GENETIC THERAPIES, INC.	United States of America	1 October 2020
BIOLIFE PLASMA SERVICES, LP	United States of America	1 October 2020
BAXALTA U.S., INC.	United States of America	1 October 2020

12